Exhibit 99.1

News Release
Investor Contact:
Susan Kelly Trahan
+1 800.225.1560
investorrelations@spragueenergy.com

Sprague Resources LP Announces Chief Financial Officer Retirement and Appointment
Portsmouth, NH (September 18, 2018) - Sprague Resources LP (“Sprague” or the “Partnership”) (NYSE: SRLP) announced today that Gary A. Rinaldi will be retiring from his position as Senior Vice President, Chief Operating Officer and Chief Financial Officer of its General Partner, a position he has held with Sprague since July 2011 and with our predecessor since April 2003. Mr. Rinaldi will remain with Sprague until December 31, 2018 to assist with the transition of his responsibilities. “I would like to thank Gary for being an exceptional partner in leading Sprague over the past 15 years,” said David Glendon, President and Chief Executive Officer. Mr. Glendon added, “Since Gary’s arrival in 2003, the company’s growth and expansion in our capabilities has been remarkable, and Gary’s imprint can be found on virtually every facet of the organization. In addition to directly overseeing many areas of the business, he has been pivotal in our acquisition strategy and successful execution. Gary’s tireless work ethic, and commitment to Sprague and its people, position us to build on his success for many years to come. On behalf of everyone at Sprague, as well as our board of directors, we would like to thank Gary for his valued service and dedication and we wish him the best in his well-deserved retirement.”
Sprague also announced that Mr. David Long will replace Mr. Rinaldi as Chief Financial Officer of its General Partner. Mr. Long will join Sprague on December 3, 2018 and will assume the role of Chief Financial Officer on January 1, 2019. The General Partner does not intend to appoint a successor Chief Operating Officer; President and CEO David Glendon will assume the responsibilities of the COO role.

Mr. Long is currently Senior Vice President with Kinetico Incorporated (“Kinetico”), a subsidiary of our Sponsor, Axel Johnson, Inc. In June 2013, Mr. Long assumed responsibility for Kinetico’s marketing, sales and business development activity in North America. From February 2008 through June 2013, Mr. Long served as Senior Vice President & Chief Financial Officer of Kinetico where he led the finance and accounting organization. Prior to Kinetico, from 1998 through 2008, Mr. Long held a variety of roles at Sprague’s Predecessor, most recently as Managing Director of Sales, Refined Products. Mr. Long holds a Master of Finance degree from Boston College and a Bachelor’s degree from the University of Maine. “David’s broad experience, strong leadership skills, knowledge of Sprague, and strategic capabilities make him well suited for his new position and I am delighted to welcome him back to Sprague,” said Mr. Glendon.
About Sprague Resources LP
Sprague Resources LP is engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. The Partnership also provides storage and handling services for a broad range of materials. More information concerning Sprague can be found at www.spragueenergy.com.
Forward-Looking Statements
This news release contains statements, including with respect to our intentions not to appoint a successor as Chief Operating Officer that are forward-looking in nature. Sprague's future actions and actual results may differ materially from those described or contemplated in the forward-looking statements.  The Partnership's actual results are subject to risks and uncertainties, including those found in the Partnership's reports filed with the SEC, including the information under the heading 'Risk Factors' in its Annual Report on Form 10-K for the year ended December 31, 2017, which information is incorporated herein by reference.
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